AMENDMENT
                                       TO
                        INVESTMENT SUB-ADVISORY AGREEMENT
                                     BETWEEN
                     JACKSON NATIONAL ASSET MANAGEMENT, LLC
                                       AND
                             FRANKLIN ADVISERS, INC.


     This AMENDMENT is made by and between JACKSON NATIONAL ASSET MANAGEMENT, LLC, a Michigan limited liability company and registered investment adviser ("Adviser"), and FRANKLIN ADVISERS, INC., a California corporation and registered investment adviser ("Sub-Adviser").

     WHEREAS, the Adviser and Sub-Adviser entered into an Investment Sub-Advisory Agreement dated as of May 1, 2006 ("Agreement"), whereby Adviser appointed Sub-Adviser to provide sub-investment advisory services to a certain investment portfolio of the JNL Series Trust.

     WHEREAS,  pursuant  to  the  Agreement,  the  Adviser  agreed  to  pay  the
Sub-Adviser for the services provided and the expenses assumed by the Sub-Adviser a sub-advisory fee as set forth on Schedule B to the Agreement, and the Sub-Adviser agreed to accept such sub-advisory fee as full compensation under the Agreement for such services and expenses.

     WHEREAS, in order to effectuate a fee reduction for the JNL/Franklin Templeton Income Fund, Schedule B must be amended.

     NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement as follows:

     1. Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated June 15, 2009, attached hereto.

     IN WITNESS WHEREOF, the Adviser and the Sub-Adviser have caused this Amendment to be executed as of this 15th day of June, 2009.


JACKSON NATIONAL ASSET MANAGEMENT, LLC  FRANKLIN ADVISERS, INC.

By:      /s/ Mark D. Nerud              By:    /s/ Edward B. Jamieson
Name:    MARK D. NERUD                  Name:  Edward B. Jamieson
Title:   PRESIDENT                      Title: President

                                   SCHEDULE B
                                  JUNE 15, 2009
                                 (Compensation)

 ----------------------------------------------------------------------------
                       JNL/FRANKLIN TEMPLETON INCOME FUND
 ----------------------------------------------------------------------------
 ----------------------------------------------------- ----------------------
 AVERAGE DAILY NET ASSETS                              ANNUAL RATE*
 ----------------------------------------------------- ----------------------
 ----------------------------------------------------- ----------------------
 $0 to $50 Million                                             0.625%
 ----------------------------------------------------- ----------------------
 $50 Million to $200 Million                                   0.465%
 ----------------------------------------------------- ----------------------
 $200 Million to $500 Million                                  0.375%
 ----------------------------------------------------- ----------------------
 Amounts over $500 Million                                     0.350%
 ----------------------------------------------------- ----------------------

* For purposes of determining the monthly sub-advisory fee rate pursuant to this Schedule B, the assets of the JNL/Franklin Templeton Income Fund shall be aggregated with the assets of the JNL/Franklin Templeton Global Growth Fund. Such aggregated assets will be applied to the above schedule and the resulting effective rate shall be applied to the actual assets of the JNL/Franklin Templeton Income Fund to determine the monthly sub-advisory fee. Such aggregation of assets shall NOT be applied to the actual assets of the JNL/Franklin Templeton Global Growth Fund to determine the monthly sub-advisory fee rate for that fund, which is governed by the Investment Sub-Advisory Agreement for that Fund.